Exhibit 99.1

Zumiez Inc. Reports April 2008 Sales Results

Net Sales Increased 20.0% to $24.2 Million

April 2008 Comparable Store Sales Increased 4.1%

EVERETT, Wash.--(BUSINESS WIRE)--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 3, 2008 increased 20.0% to $24.2 million, compared to $20.2 million for the four-week period ended May 5, 2007. The company's comparable store sales increased 4.1% for the four-week period, versus a comparable store sales increase of 3.0% in the year ago period.

To hear the Zumiez prerecorded April sales message, please dial (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 306 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang
Chief Financial Officer
425-551-1500, ext. 1564
or
Investor
Integrated Corporate Relations
Chad Jacobs/Brendon Frey
203-682-8200